Exhibit 3.147
State of Delaware
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
23 AVIATION, LLC
     FIRST: The name of the limited liability company is 23 AVIATION, LLC.
     SECOND: The Article “First” of the Certificate of Formation is amended to read in its entirety as follows:
“FIRST: The name of the limited liability company is 234DP AVIATION, LLC.”
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation this 6th day of October, 2009.

By:	/s/ Arthur Swanson
	Name:	Arthur Swanson
	Title:	Vice President & Assistant Secretary